EXHIBIT 99.1

PRESS RELEASE

                        Contact:
                        Amy Ford
                        Director of Investor Relations
                        Cabot Microelectronics Corporation
                                                                (630) 499-2600

CABOT MICROELECTRONICS CORPORATION PROVIDES
UPDATE ON SECOND FISCAL QUARTER FINANCIAL PERFORMANCE

AURORA, IL, April 14, 2009 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries and growing CMP pad supplier to the semiconductor industry, announced today that the global economic environment continued to adversely affect the company’s financial results in its second fiscal quarter, which ended March 31, 2009.  Consistent with the overall industry, the company’s revenue declined significantly in its second fiscal quarter, reflecting the impact of the global economic recession on demand for electronics, a correction of excess semiconductor device inventories, and traditional seasonal weakness.  The company expects to report revenue for its second fiscal quarter in the range of $45 million to $46 million, or approximately 52 percent lower than in the same quarter last year, and 28 percent lower than in the prior quarter.

The unprecedented low demand for the company’s products resulted in significant underutilization of the company’s manufacturing capacity, which materially adversely affected quarterly gross profit.  Consequently, the company expects to report gross profit of around 28 percent of revenue for the second fiscal quarter, and approximately 38 percent of revenue for the fiscal year to date.  Based on the company’s performance for the first half of the fiscal year, it no longer expects to achieve gross profit within what had been its full year guidance range of 46 to 48 percent of revenue for fiscal 2009.

In addition, the company also expects to report the following pre-tax, non-recurring expenses; these non-cash items adversely impacted operating expenses for the second fiscal quarter:

▪	$1.5 million write-off of in-process research and development expenses related to its February 2009 acquisition of Epoch Material Co., Ltd (Epoch), as required by purchase accounting rules;
▪	$1.1 million impairment related to certain research and development equipment; and,
▪	$1.0 million increase in reserve for bad debt expense due to of the impact of adverse global economic conditions on customer collections.

Commenting on results for the quarter, William Noglows, Chairman and CEO of Cabot Microelectronics Corporation, stated, “The continued unprecedented economic and industry weakness in January and February resulted in the lowest quarterly financial results in the history of our company. While we acted quickly to reduce expenses, the deceleration of demand for our products outpaced the cost savings we achieved during the quarter.  However, even during these challenging times, the company generated positive cash flow from operations for the second fiscal quarter and for the fiscal year to date.  In addition, we are encouraged by trends we see today in the market. March revenue showed a marked increase from the low level of January and February, and April orders to date are significantly higher than in the same period in March.  To meet this increase in demand, most of our manufacturing operations have recently returned to normal work schedules in contrast to the shortened schedules we implemented at the beginning of the calendar year.  We are hopeful that the March quarter marked the bottom of this cycle and that we will begin to benefit from improved economic and industry conditions in the near future.”

Financial results for the second quarter of fiscal 2009 have not yet been finalized.  Therefore, information regarding this period is subject to change, and actual results for the quarter may differ from these preliminary results.  The company will release full financial results for its second fiscal quarter on April 23, and will host a conference call at 9:00 a.m. Central Time.  The conference call will be available via webcast from www.cabotcmp.com, or by phone at (866) 730-5765.  Callers outside the U.S. can dial (857) 350-1589.  The conference code for the call is 18663419.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and growing CMP pad supplier to the semiconductor and data storage industries. The company's products play a critical role in the production of the most advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  Since becoming an independent public company in 2000, the company has grown to approximately 900 employees on a global basis, including employees of its Epoch subsidiary.  The company's vision is to become the world leader in shaping, enabling and enhancing the performance of surfaces, so the company is leveraging its expertise in CMP slurry formulation, materials and polishing techniques developed for the semiconductor industry and applying it to demanding surface modification applications in other industries where shaping, enabling and enhancing the performance of surfaces is critical to success. For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Amy Ford, Director of Investor Relations at (630) 499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations. These forward-looking statements include statements related to: future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; international events or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the acquisition of or investment in other entities; uses and investment of the company’s cash balance; and the construction of facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics’ filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended December 31, 2008 and in the company's annual report on Form 10-K for the fiscal year ended September 30, 2008, both filed with the SEC. Cabot Microelectronics assumes no obligation to update this forward-looking information.